Exhibit 10.39

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), made as of this 12th day of March 2012, is entered into by and between The KEYW Corporation, a Maryland corporation with its principal place of business at 1334 Ashton Road, Suite A, Hanover, MD 21076 (the “Company”) and Mark A. Willard (the “Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated June 16, 2010 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 9.5 of the Employment Agreement, the Company and Employee wish to amend Sections 1, 2, and 4.4(b) of the Employment Agreement to, among other things, extend the term of the Employment Agreement, provide for an automatic extension process, clarify certain employment matters requiring approval of the Board of Directors of The KEYW Holding Corporation (“Holdco”), specify a date for the Change of Control payment, and clarify the meaning of Change of Control.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment and the Employment Agreement, the parties agree:

1.  The Employment Agreement is hereby amended by deleting Section 1 and replacing it with the following:

1.  Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the first date above (the “Commencement Date”), and ending on February 28, 2014 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 3. On December 31, 2012, the Employment Period shall automatically be extended to February 28, 2015 unless prior to December 31, 2012, the Company notifies the Employee in writing that the Employment Period shall not be extended. On December 31 of every year thereafter (the “Notice Date”), the Employment Period shall automatically be extended from the then current expiration date for an additional year unless prior to the Notice Date the Company notifies the Employee in writing that the Employment Period shall not be extended. For example, if this Agreement is in effect on December 31, 2013 and the Company has not notified the employee in writing that the Employment Period shall not be extended, the Employment Period would automatically be extended from February 28, 2015 to February 28, 2016.

2.  The Employment Agreement is hereby amended by deleting Section 2 and replacing it with the following:

2.1  The Employee agrees to the title of Executive Vice President and shall perform all duties and responsibilities associated with such title, and such other duties as may, from time to time, be designated by the Board of Directors of HoldCo. In exchange for such performance, the Company agrees to pay the Employee an initial base salary of $240,011.00 per year, subject to the approval of the Board of Directors of HoldCo, who may, from time to time, alter this base salary, plus other benefits currently provided to Employee, including but not limited to, vacation, health insurance and officers and directors liability insurance. In addition, the Company shall reimburse the Employee for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred during the Employment Period in the performance of his services hereunder in accordance with the policies of the Company as they are from time to time in effect. Except as provided in Section 3.3, in the event of a consolidation, KEYW will continue to employ the Employee pursuant to this Agreement, and Employee shall work for KEYW in a similar capacity as before the consolidation.

2.2  Within sixty (60) days after a Change of Control (as defined in Section 4.4), KEYW or its successor in interest shall pay to the Employee a cash payment equal to two (2) times (the total of the Employee’s current base salary plus the greater of (the total cash bonuses paid during the last 24 months/2) or (current year’s target annual incentive opportunity)) subject to the execution and delivery of a Release (as described in Section 4.3). Such Release will be provided to Employee by Company within seven (7) days of a Change of Control. If Employee fails to execute and deliver the Release within twenty-one (21) days after receipt, or if Employee revokes such Release as provided therein, the Company shall have no obligation to provide the Change of Control payment described above.

3.  The Employment Agreement is hereby amended by deleting Section 4.4(b) and replacing it with the following:

4.4(b)  For the purposes of this Section 4.4, “Change of Control” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of in excess of 50% of the voting securities of the Company or HoldCo, (ii) the dissolution or liquidation of the Company or HoldCo or a merger, consolidation, or reorganization of the Company or HoldCo with one or more other entities in which neither the Company nor HoldCo is the surviving entity, unless the holders of the Company or HoldCo’s voting securities immediately prior to such transaction continue to hold at least 51% of such securities following such transaction, (iii) the consolidation or sale of all or substantially all of the assets of the Company and/or HoldCo in one or a series of related transactions, or (iv) the “completion” or closing by the Company or HoldCo of an agreement to which the Company or HoldCo is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii) or (iii).

4.  The Employee acknowledges that he has carefully read this Amendment and understands and agrees to this Amendment.

5.  Capitalized terms used this Amendment shall have the meaning assigned to such terms in the Employment Agreement unless otherwise provided in this Amendment.

6.  All definitions, terms, and conditions of the Employment Agreement remain in full force and effect for the duration of the Employment Period.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

THE KEYW CORPORATION:	EMPLOYEE:
By: /s/ Leonard E. Moodispaw Name: Leonard E. Moodispaw Title: Chief Executive Officer	/s/ Mark A. Willard Mark A. Willard